EXHIBIT 10.3


                                    EXTENSION
                                       OF
                            ASSET PURCHASE AGREEMENT

      THIS EXTENSION, made and entered into as of the 30th day of September, 1999, by and among INTERVENTIONS, an Illinois not-for-profit corporation ("Interventions"), IDDRS FOUNDATION, an Illinois not-for-profit corporation ("IDDRS"), and CORNELL CORRECTIONS, INC., a Delaware corporation ("Purchaser");

                                W I T N E S S E T H:

      WHEREAS, Interventions and IDDRS (individually and collectively referred to herein as "Seller") have entered into that certain Asset Purchase Agreement, dated May 10, 1999, with Purchaser (the "Purchase Agreement"), whereby Purchaser is to purchase and Seller is to sell certain assets of Seller not later than September 30, 1999;

      WHEREAS, although the Purchase Agreement is not conditioned on financing, Purchaser has asked Seller to agree to extend such September 30 date to enable Purchaser additional time to arrange financing;

      WHEREAS, Seller is willing to agree to such extension on the terms and conditions set forth below;

      WHEREAS, Purchaser believes that the net income of Seller with respect to certain of the Transferred Programs has decreased, although Seller believes this is not the case; and

      WHEREAS, the parties desire to amend the Purchase Agreement to reflect certain developments which have occurred since its execution and to reflect certain agreements concerning the closing;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      SECTION 1. EXTENSION. SECTION 2.1 of the Purchase Agreement is hereby amended to provide in its entirety as follows:

            The closing of the purchase and sale provided for herein (the "CLOSING") shall take place at the offices of Hopkins & Sutter in Chicago, Illinois, on such date, not earlier than October 14, 1999 and not later than
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      November 15, 1999, as may be designated by Seller by not less than two (2)
      business days prior notice to Purchaser, or at such other place, or such other time or date not later than November 15, 1999. For purposes of this Agreement, the date on which the Closing actually occurs is referred to as the "CLOSING DATE".

      Paragraph (f) of SECTION 10.1 of the Purchase Agreement is hereby amended to provide in its entirety as follows:

      "(f) by Seller or Purchaser by written notice thereof to the other if the transactions contemplated hereby shall not have been consummated by November 15, 1999, PROVIDED, however, that the party giving such notice has not caused the failure to close by that party's breach of this Agreement.

      SECTION 2. INCREASE IN EARNEST MONEY. The amount of the Earnest Money referred to in the Purchase Agreement is hereby increased from $400,000 to One Million Dollars ($1,000,000). Purchaser shall pay to Interventions in immediately available funds on October 1, 1999, Six Hundred Thousand Dollars ($600,000), representing the balance of the Earnest Money as so increased over the $400,000.

      SECTION 3. CAPITAL EXPENDITURES AND OTHER DELAY EXPENSES. The number "$100,000" contained in the fifth (5th) line of SECTION 3.3 of the Purchase Agreement is hereby amended to be "three hundred thousand dollars ($300,000)", and the second sentence in such Section 3.3 is amended to provide, "The capital expenditures for each of the water connection at Wauconda, the sewer connection at Wauconda, and the sewer connection at Maple Creek, each of which are expected to require approximately $100,000, have been approved by Purchaser." Purchaser will assume so much of the cost for these connections as has then not yet been paid at closing. Purchaser will pay Seller at closing, in addition to paying the purchase price otherwise payable, an amount equal to a pro-rated portion of the pre-payment heretofore made with respect to the East St. Louis lease.

      SECTION 4. ACCOUNTING MATTERS. (a) Purchaser or Assignee shall pay Seller $5,562 on the Closing Date in addition to the purchase price payable under the Asset Purchase Agreement. Such amount is equal to the aggregate theoretical balance of cash and expense receipts contained in each of approximately 35 petty cash "boxes" maintained in connection with the assets transferred under the Asset Purchase Agreement. Seller will transfer such petty cash boxes and contents to Purchaser or Assignee on the Closing Date. Purchaser or Assignee shall promptly thereafter examine and count the contents of each petty cash "box," and

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
deliver expense receipts contained therein which relate to periods ending prior to the first day of the month in which the Closing Date occurs, separated by program or petty cash "box," to Seller's accounting department against payment by Seller of an amount equal to the aggregate amount of such receipts.

            (b) Seller and Assignee shall, as soon as reasonably practicable after the Closing Date, examine the amount of "client funds" received by Purchaser or Assignee in petty cash boxes or otherwise and reconcile such amount against the amount which Purchaser or Assignee should have received to exactly equal the obligations for "client funds" assumed by Purchaser or Assignee. Purchaser and Assignee shall pay Seller, or Seller shall pay Purchaser or Assignee, the difference between the amount necessary to compensate Purchaser or Assignee for the aggregate amount of all obligations to others for "client funds" and the amount received by Purchaser or Assignee with respect to such "client funds." From time to time after the Closing Date, Seller will pay Purchaser or Assignee an amount equal to any "client funds" hereafter received by Seller with respect to a program transferred under the Asset Purchase Agreement and Purchaser and Assignee shall be deemed to have assumed Seller's obligations to others with respect to such "client funds" to the extent of the payments received. "Client funds" refer to deposits of money by clients or their relatives for safekeeping while a client is engaged in a program and also to client allowances which are payable under certain service contracts whereby the service purchaser provides small amounts for the benefit and use of the client and not the program service provider.

            (c) Purchaser or Assignee shall, after the Closing Date, reimburse Seller on demand for an amount equal to the excess of the charges of Seller's outside auditor for examination and preparation of its audit report for the period ended June 30, 2000, over such auditor's estimate of what such charges would have been had the purchase under the Asset Purchase Agreement closed June 30, 1999 provided that such reimbursement amount shall not exceed $20,000. Purchaser or Assignee shall also provide the services, without charge, of Interventions' prior Controller or Senior Accountant or, if neither are still employed by Purchaser or Assignee, a person of comparable skill, knowledge and experience, to assist Interventions with preparation of its financial statements, schedules and footnotes for the period ended June 30, 2000.

            (d) Purchaser shall pay Seller interest at the prime rate as published for the period in the Wall Street Journal on the purchase price payable under the Purchase Agreement for the period beginning on the first day of the month in which the Closing Date occurs and ending on the Closing Date, in lieu of pro-rating or making daily calculations of profits or

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
losses for the part of the calendar month immediately preceding the Closing Date. The Transferred Assets shall be operated at the risk and for the account of Purchaser for the calendar month in which the Closing Date occurs, and Purchaser shall reimburse Seller for all expenses paid by Seller for that calendar month within fourteen (14) days after the Closing Date. Seller will promptly pay to Purchaser any amounts received by Seller as payment for services
(i) performed by Seller under the Contracts during the calendar month in which the Closing Date occurs, and (ii) to be performed by Purchaser after Closing under the Contracts. Purchaser will promptly pay to Seller any amounts received by Purchaser as payment for services performed by Seller prior to the calendar month in which the Closing Date occurs.

            (e) The parties shall divide the real estate transfer taxes as provided in the Purchase Agreement, PROVIDED, however, that Purchaser shall have the unilateral right to determine in good faith the allocation of purchase price to each real property for such purpose, and shall file the transfer tax declarations and similar documents with the appropriate authorities.

      SECTION 5. REASONABLE EFFORTS TO CLOSE. SECTIONS 8.1(d) and 8.2(b) of the Purchase Agreement are hereby amended by adding "or 9.3" after "Section 9.1" and "Section 9.2", respectively. Purchaser shall use commercially reasonable efforts
(i) in assisting Seller to procure all consents, novations, approvals or waivers which may be necessary or desirable to assign the Contracts (as defined in the Purchase Agreement) and any other Acquisition Assets (also as so defined) to Purchaser, (ii) in assisting Seller to obtain all permits (also as so defined) and licenses necessary for Purchaser to complete the purchase, and (iii) to fulfill and to assist Seller in fulfilling each condition to Purchaser's obligation to purchase and pay for the assets to be sold under the Purchase Agreement and Purchaser will use its best efforts to obtain sufficient funds timely to purchase such assets under the Purchase Agreement. Without limitation of the generality of the foregoing, within three (3) business days after the date hereof, Purchaser will furnish to the person requesting it, the following, with a copy to Interventions:

      a) to Interventions' vendors, the credit information and executed documents requested by them to allow assignment and assumption of the relevant contracts or equipment leases;

      b) to customers and licensing authorities, all information heretofore requested by any of them, including the

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
        certifications requested for purposes of Purchaser's applications for child welfare licenses.

      SECTION 6. STATUS OF CLOSING CONDITIONS AND COMPLIANCE. Purchaser waives any right which it may now or might hereafter have to refuse to close the purchase under the Purchase Agreement based on any adverse change heretofore occurring in the business, financial condition, properties or results of operations of Seller. SECTION 9.1 of the Purchase Agreement is hereby amended to delete paragraphs (f) (adverse change), (h) (Maple Creek zoning), (i) (Southwood special use assignability), (j) (Residential School zoning), (k) (surveys),
(n)(i) (surveys), (n)(ii) (real estate taxes), (n)(v) (underground storage tank), and (q) (EBITDA). The Purchase Agreement is hereby amended to delete any requirement or condition to Purchaser's obligation to purchase based on whether or not consents to assignment have been received from the other parties to any of the Supplier Contracts or Leases identified in Schedule 3.1(viii). The Purchase Agreement is hereby amended to delete from paragraph (d) of SECTION 9.1 the phrase, "are or otherwise adversely affected. . .," and to delete the reference to meetings with agencies from paragraph (a) of SECTION 9.3. The Purchase Agreement is hereby amended to delete from the contracts to be transferred the following: Cook County, Office of Chief Judge, Adult Probation Department Services Doc. 99-41-354; School Association for Special Education in Du Page County; and school nutrition program and to add Exhibit A of the Purchase Agreement the new Juvenile Day Reporting Center Program with the Department of Corrections. Paragraph (d) of Section 10.1 of the Purchase Agreement is hereby amended to delete the reference to "Section 7.4" contained in such paragraph (d). Purchaser acknowledges that the landlord consents heretofore reviewed by Purchaser with respect to four real estate leases are satisfactory in form and substance, that the surveys for all seven properties heretofore reviewed by Purchaser are satisfactory in all respects, that the most recent title insurance commitments heretofore prepared by Chicago Title Insurance Company are satisfactory and that the condition of Title reflected therein is satisfactory and acceptable to Purchaser; that the title exceptions shown on Exhibit A hereto are "Permitted Encumbrances" as such term is defined in the Purchase Agreement; that in view of the long lead time needed to read water meters in the City of Chicago, Purchaser will accept title subject to such imperfections as may relate to the absence of water meter readings, that inasmuch as only one food service permit can be issued for a particular location at one time, applications therefor which have been filed in the name of Purchaser shall satisfy any requirement for such licenses under the Purchase Agreement, and that the form of lease between Purchaser (or its subsidiary) and The Women's Treatment Center, which was sent to Purchaser on September 22, 1999, is acceptable to Purchaser. Purchaser consents to the transfer of a 1999

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Dodge Ram Van and a copier/fax machine, both purchased in June, 1999, to Central
Intake, one of the Retained Programs, and to their deletion from the property to be sold if they otherwise would have been included in such property. Purchaser promises to grant to Seller or either of them, on or after the closing and on their request, a permanent recordable easement to use the existing driveway at the "Du Page Adolescent" property which is to be acquired by Purchaser for access to the adjacent "Du Page House" property which is not to be sold to Purchaser.

      SECTION 7. NO TRANSFER OF RIGHTS. Purchaser hereby represents and warrants to Seller that it has not transferred or suffered to be transferred to or acquired by any other person any of Purchaser's rights under or interest in the Purchase Agreement.

      SECTION 8. EFFECT OF EXTENSION. The Purchase Agreement as amended and modified by this Extension remains in full force and effect.

      IN WITNESS WHEREOF, the parties have caused this Extension to be executed by their respective officers duly authorized thereunto on the day first above written.

CORNELL CORRECTIONS, INC.                 INTERVENTIONS

By:_________________________________      By:_________________________________
   ______________, its________________       _____________, its__________



                                          IDDRS FOUNDATION


                                          By:_________________________________
                                             _____________, its__________

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